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                                                                  EXHIBIT 99.1

( BW)(AVANT!/ANAGRAM)(AVNT) Avant! and Anagram Complete Merger

        Business Editors

        SUNNYVALE, Calif.--(BUSINESS WIRE)--Sept. 30, 1996--Avant! Corp. (NASDAQ:AVNT), the leader in deep submicron ICDA technology, today announced the completion of its merger with Anagram Inc., a privately held leading supplier of easy-to-use, high-capacity circuit simulation and high-speed, high-accuracy timing analysis software.

        Gerald C. Hsu, chairman, president and chief executive officer of Avant! Corp., said, "The combined products of Avant! and Anagram offer a fully integrated ICDA methodology and environment to the multi-billion-dollar semiconductor industry.

        "The corporate cultures of Avant! and Anagram, with their focus on customers, technology and people, are a perfect fit, and the integration of people and technology is already complete. We look forward to continuing to meet the needs of our customers with an enhanced deep submicron IC design flow and methodology."

        "Our mutual customers have already enjoyed the benefits of using Anagram's analysis capabilities with Avant!'s advanced RC extraction," said Dr. Andrew Yang, founder, chairman and chief technology officer of Anagram. "We will continue to enhance the analysis technology and the design flow so that our customers can meet their market windows with reliable high-performance chips."

        Yang is now vice president of Avant!'s Analysis Product Division, and is responsible for all circuit simulation and analysis product development.

        As consideration for the merger, Avant! issued to Anagram security holders an aggregate of approximately 2,414,000 shares and options to purchase shares of Avant! common stock in exchange for all of the outstanding equity securities of Anagram.

        The merger will be accounted for as a pooling of interests. The closing price of Avant! stock on Sept. 27, 1996 was $28 per share, giving the transaction a value of $67.6 million. Third quarter financial results for the combined company are expected to be announced on Oct. 17, 1996.

        Avant! will continue to support all Anagram customers, including AMD, Cirrus Logic, Fujitsu, Hyundai, LG Semicon, Matsushita, Micron, Mitsubishi, Motorola, National, NEC, Oki, S3, Samsung, SGS-Thomson, Silicon Graphics, Sun Microsystems, Toshiba, TSMC and UMC.
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        Avant! Corp. develops, markets and support integrated circuit design automation (ICDA) software for deep submicron ICs, microprocessors, microcontrollers, application-specific standard products (ASSPs) and complex application-specific integrated circuits (ASICs).

        Company headquarters are in Sunnyvale; telephone 408/738-8881; Web site: www.avanticorp.com.

        Except for any historical information presented herein, matters presented in this press release are forward-looking statements that involve risks and uncertainties.

        The Company's future results could differ materially from that as presented herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed from time to time in the company's public reports filed with the Securities and Exchange Commission, including those discussed in the company's report on Form 10-K for the year ended Dec. 31, 1995, and including the risks discussed in the "Risk Factors"
section included in the company's Registration Statement on Form S-4 as declared effective by the Securities and Exchange Commission on Sept. 30, 1996.

                                    --30--

        CONTACT:  Avant! Corp., Sunnyvale
            Lois Dubois, 408/738-8881
            email: lois_dubois@avanticorp.com